The Committee of Concerned Luby's Shareholders, P.O. 6983, Tyler,
                   Texas 75711, 800/657-2286
           E-mail: Information@LubysShareholders.org


    LUBY'S  NEEDS  WATCHDOGS  ON  ITS  BOARD  OF  DIRECTORS

     The Director-nominees of The Committee of Concerned Luby's Shareholders, Mrs. Freeman and Messrs. Greenberg, Palmer and Simpson, have demonstrated their willingness to independently and aggressively represent the interests of Shareholders by bringing a grass-roots proxy contest. Shareholders need them on the BOD as watchdogs to advocate effective decision making --- to make sure that Luby's has a proper business plan and that the plan is properly executed.

                       WHERE WAS THE BOD?

     During the past 3 fiscal years:

                    sales and earnings declined.
                    the stock price plummeted 75% with $1/3 billion loss of market capitalization.
                    the cumulative total Shareholder return on Luby's stock was -67% while that of its Peer Group was -13% and that of the S&P SmallCap 600 was +36%.
                    the dividend was eliminated.

     In the Committee's opinion, the BOD has demonstrated lack of commitment to Luby's and its Shareholders and lack of concern with Shareholder value, as it allowed Luby's to:

                    in the very competitive food service industry, enthusiastically select Parker as CEO, a person with no prior food service industry experience who had led his retail clothing company for many years, shortly after which it filed for bankruptcy.
                    switch to outsourced food when the 50+ year reputation of Luby's was based upon food "made-from-scratch."
                    lower the compensation of it best Unit Managers 40% to 50% with concomitant departures of many Unit Managers and Assistant Unit Managers.
                    permit Parker to exercise a "my-way-or-the-highway" management style.
                    implement a price reduction program --- "bundled meals" --- without adequate testing of the marketing strategy and with negative financial results.
                    after witnessing poor performance, extend Parker's 3-year employment contract on
                    July 19, 2000, but not inform Shareholders until September 25, 2000 when Parker resigned "subject to finalizing a separation agreement."
                    engage in non-effective advertising programs.
                    oppose Shareholder Proposals to reduce BOD entrenchment and stop payment of executive cash bonuses without financial performance.

     Luby's candidates, Directors Hemminghaus (who, after being on the BOD for 13 years, owns 5,766 shares of Luby's stock) and Calgaard (who owns 0 shares of Luby's stock) are, respectively, the Chairman and a member of the 3 person Compensation Committee. In 1999, in spite of poor performance, the Compensation Committee recommended and caused Luby's to:

                    raise Parker's base pay from $360,000 to $390,000 and then from $390,000 to $405,000 "based upon his performance."
                    award Parker a $93,500 cash incentive bonus "based upon his performance."
                    enter into a "Change in Control Agreement" with Parker and other executives.
                    set Parker's compensation package with the extension of his employment agreement.

                       SMOKE AND MIRRORS?

     The Committee has been prodding Luby's. Luby's recently claimed that it is making some "exciting" changes. Smoke and mirrors? In Annual Reports, the BOD told Shareholders, "Luby's is making a concerted, system-wide commitment to change ...."
(1998) and "We've changed ... how we do many things" (1999). Now, we know the results of those changes.

              THE COMMITTEE'S INDEPENDENT NOMINEES

     If  elected, the Committee's nominees would:

                    be truly independent and only beholding to the Shareholders.
                    strive to make much better efforts than were previously made by the BOD in the selection of a new CEO.
                    attempt to re-set the philosophy and direction at Luby's to assure better communication between Unit
          Managers and Senior Management with goals of raising efficiency and corporate morale.
                    make efforts to stop the ineffective "bundled meals" program.
                    encourage efforts to assure a return to more of a "made-from-scratch " approach to restore the reputation of Luby's.
                    advocate the reduction of corporate debt.
                    engage Luby's Internal Audit Department and other means to locate possibilities of cost savings and encourage cost savings programs.

                   INSTITUTIONAL SHAREHOLDERS

     Institutional Shareholders are required to uphold their fiduciary duties when voting their Luby's shares. Voting for a team which has a demonstrated history of lack of commitment to Luby's and its Shareholders and lack of concern with Shareholder value may be inconsistent with that obligation.

======================================================================
The Committee has filed its Preliminary Proxy Statement with the Securities and Exchange Commission and anticipates that it will be filing its Definitive Proxy Statement and BLUE Proxy Card in the near future. You are urged to read the Definitive Proxy Statement when it becomes available because it will contain important information.
After it is filed with the SEC, you will be able to obtain a copy, free of charge, at the SEC's web-site (http://www.sec.gov).

Certain persons may be deemed to be "participants" in the solicitation of proxies on behalf of the Committee. Their names and respective beneficial share interests are as follows: L.L. Davis (100,000); Elisse Jones Freeman (53,562); Herbert Leslie ("Les") and Paulette Nebrat Greenberg (5,800); Tommy H. Griggs, formerly Director and Senior Vice President - Management Personnel of Luby's (300,000); Thomas C. and Marjorie T. Palmer (4,000); and, Davis W. Simpson, formerly Director of Management Training and Vice President of Managerial Personnel of Luby's (6,000).